EXHIBIT 3.4

                         CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF
                            DIGITAL BIOMETRICS, INC.

         The undersigned, John J. Metil, the Chief Executive Officer of Digital Biometrics, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been duly adopted by the stockholders of the Corporation, to whom written notice has been given in accordance with Section 222 of the General Corporation Law of the State of Delaware.

         SECOND: The Article numbered "FIRST" of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  FIRST: The Name of the Corporation is Visionics Corporation.



         IN WITNESS WHEREOF, Digital Biometrics, Inc. has caused this Certificate to be executed by John J. Metil, its authorized officer, on this 15th day of February, 2001.




                                       /s/ John J. Metil
                                       -----------------------------------------
                                       John J. Metil
                                       Its Chief Executive Officer